Exhibit 10.30

CERTARA, INC. INCENTIVE COMPENSATION
CLAWBACK POLICY

A.INTRODUCTION

In accordance with the applicable rules of The Nasdaq Stock Market (the “Nasdaq Rules”) andSection 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (“Rule 10D-1”), the Board of Directors (the “Board”) of Certara, Inc. (the “Company”) has adopted this Incentive Compensation Clawback Policy (the “Policy”) to provide for the recovery of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements.

B.ADMINISTRATION

This Policy shall be administered by either the Board or the Compensation Committee of the Board (“Committee”), in which case references herein to the Board shall be deemed references to the Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Company’s compliance with Nasdaq Rules, Section 10D and Rule 10D-1 of the Exchange Act and any other applicable law, regulation, rule or interpretation of the Securities and Exchange Commission or Nasdaq promulgated or issued in connection therewith.

C.COVERED EXECUTIVES

This Policy applies to the Company's current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and Nasdaq Rules, and such other employees who may from time to time be deemed subject to the Policy by the Board by notice to such employees (“Covered Executives”).

D.RECOUPMENT; ACCOUNTING RESTATEMENT

In the event of an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities laws, the Board will require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

E.INCENTIVE COMPENSATION

For purposes of this Policy, “Incentive Compensation” means any of the following; provided that, such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure: annual bonuses and other short- and long-term cash incentives; stock options; stock appreciation rights; restricted stock; restricted stock units; performance shares; and performance stock units.

Financial reporting measures include but are not limited to: company stock price; total shareholder return; revenue; net income; adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA);

bookings; liquidity measures such as working capital or operating cash flow; return measures such as return on invested capital or return on assets; earnings measures such as earnings per share.

F.EXCESS INCENTIVE COMPENSATION: AMOUNT SUBJECT TO RECOVERY

The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board.

If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

G.METHOD OF RECOUPMENT

The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:

(a)requiring reimbursement of cash Incentive Compensation previously paid;
(b)seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
(c)offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
(d)cancelling outstanding vested or unvested equity awards; and/or
(e)taking any other remedial and recovery action permitted by law, as determined by the Board including the right to sue for repayment and/or enforce the Covered Employee’s obligation to make payment;

provided that, any reduction, cancellation or forfeiture of any Incentive Compensation shall be undertaken in compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

H.PROHIBITION OF INDEMNIFICATION

The Company shall not be permitted to insure or indemnify any Covered Executives against (i) the loss of any incorrectly awarded Incentive Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. Further the Company shall not enter into any agreement that exempts any Incentive Compensation that is granted, paid or awarded to a Covered Executive from the application of this Policy or that waives the Company’s right to recovery of any excess Incentive Compensation, and this Policy shall supersede any such agreement (whether entered into before, or on after the Effective Date of this Policy.) .

I.INTERPRETATION

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy in accordance with its business judgment. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or Nasdaq.

J.EFFECTIVE DATE

2

This Policy shall be effective as of December 1, 2023 (the “Effective Date”) and shall apply to Incentive Compensation that is received by Covered Executives on or after that date.

K.AMENDMENT; TERMINATION

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by Nasdaq. The Board may terminate this Policy at any time.

L.OTHER RECOUPMENT RIGHTS

(1)The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

(2)Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section B(1) above if the Committee (which, as specified above, is composed entirely of independent directors or in the absence of such a committee, a majority of the independent directors serving on the Board) determines that recovery would be impracticable and any of the following two conditions are met:

(i)The Committee has determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover Incentive Compensation, documented such attempt(s) and provided such documentation to the Nasdaq;

(ii)Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Incentive Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the Nasdaq, that recovery would result in such a violation and a copy of the opinion is provided to Nasdaq; or

(iii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

M.IMPRACTICABILITY

The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and Nasdaq Rule 5608.

N.SUCCESSORS

3

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

O.NON-EXCLUSIVITY

Nothing in the Policy shall be viewed as limiting the right of the Company or the Board to pursue recoupment under or as required by the Company’s plans, awards and employment agreements or the applicable provisions of any law, rule or regulation (including, without limitation, Section 10D of Securities Exchange Act of 1934, as amended, or Section 304 of the Sarbanes-Oxley Act of 2002, as amended), or stock exchange listing requirement (and any future policy adopted by the Company pursuant to any such law, rule, regulation or requirement).

P.DISCLOSURE REQUIREMENTS

The Company shall file all disclosures with respect to this Policy required by applicable U.S. Securities and Exchange Commission filings and rules.

4